Exhibit 99.1

CODORUS VALLEY
BANCORP, INC.

105 Leader Heights Road • P.O. Box 2887 • York, PA 17405-2887 • 717.747.1519 • Fax 717.747.0490 • www.peoplesbanknet.com

October 6, 2021

VIA EMAIL: ac@drivermgmtco.com
Mr. J. Abbott R. Cooper
Driver Management Company LLC
250 Park Avenue
7th Floor
New York, NY 10177

Dear Mr. Cooper:

We are in receipt of your letters, including your recent ones dated September 30 and October 4, 2021. We strongly disagree with your mischaracterizations about our Board, executive leadership, and Company. That said, the Board is committed to open lines of communication with all of our shareholders, including you.

Management and the Board have engaged with you on a number of occasions over the past several months, including your recent meeting with two independent directors of the Company. You expressed your views at length during all of these meetings, as well as in your correspondence to us and in other materials. At this time, we do not believe another meeting with the Board is necessary or productive. Management will be in touch with you as part of their standard shareholder outreach with the upcoming earnings cycle in November.

In terms of your request about the Company's peers, we intend to share views on our peer set at the same time to all shareholders in connection with our updated quarterly investor presentation, which we expect to file after we report Q3 earnings. Lastly, we note your question from your October 4th letter about Mr. Miller's retirement, and direct you to Amendment No. 3 to Mr. Miller's employment agreement, which is an exhibit to the Company's 8K filed with the Securities and Exchange Commission on September 15, 2021, clearly disclosing that he will serve as Executive Chairman and as a director of the holding company and bank boards until December 31, 2021.

Sincerely,

Codorus Valley Bancorp, Inc. Board of Directors